Exhibit 23.02

                       CONSENT BY LEGAL AND TAX COUNSEL

The Scott Law Firm, (the "Undersigned"), hereby consents to being named as legal and tax counsel in a Form S-1 Registration Statement and the inclusion of the legal opinions rendered by the Undersigned as Exhibits 5 and 8 thereto and the scope of the limited liability of the members expressed under the sub-heading Limited Liability under the caption Potential Advantages in the prospectus filed with the Securities and Exchange Commission by TriView Global Fund, LLC, in connection with a proposed offering of membership interests (the "Units") to the public as described in said Registration Statement.



/s/ William S. Scott
William S. Scott
Florida Bar Number #947822

The Scott Law Firm
36 NW 6th Avenue, Suite 409
Miami, FL  33129
(305) 796-3176
Facsimile (305) 961-9949

Dated:  March 16, 2010

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